                              ARTICLES OF AGREEMENT

                           THE STATE OF NEW HAMPSHIRE

                              ARTICLES OF AGREEMENT

                                       OF

                           CASCO INTERNATIONAL, INC.

     We, the undersigned, all of lawful age, do hereby associate ourselves together for the purpose of forming a corporation under the provisions of New Hampshire Revised Statutes Annotated, Chapter 294, as amended.

                                    ARTICLE I

     The name of this corporation shall be Casco International, Inc.

                                   ARTICLE II

     The purposes for which this corporation is established are:

     1. To manufacture, design, buy, sell, and generally deal in police batons, clubs, handcuffs, police accessories and police equipment, and other security products of all makes, kinds, and descriptions.

     2. To manufacture, buy, sell, and generally deal in any other products or articles of commerce, and to acquire the supply of materials used for making such products and other articles of commerce, and to generally deal in such matters.

     3. To purchase, lease, and sell land and buildings, vehicles, and to generally do all acts necessary or desirable to further the aforementioned objects and purposes, and to exercise all general powers conferred by Chapter 294 of the New Hampshire Revised Statutes Annotated.

                                   ARTICLE III

     The principal place of business of the corporation shall be located at Route 12, Fitzwilliam, New Hampshire, but the corporation may carry on any portion of its business at other places within and outside New Hampshire. Any meeting of the stockholders of the corporation may be held either within or outside the State of New Hampshire, but if outside the State, the filing requirements of RSA 294:81 shall be satisfied.

                                   ARTICLE IV

     The capital stock of the corporation shall consist of three hundred (300) shares of common stock without par value, one hundred (100) shares of which will be issued to Paul D. Starrett in consideration for a capital contribution of Five Thousand Dollars ($5,000.00).

                                    ARTICLE V

     The first meeting of the incorporators shall be held at the offices of Tower, Bean & Crocker, P.A., at 138 Main Street, Jaffrey, New Hampshire, on September 23, 1981, at 11:00 a.m.

NAME:                                    ADDRESS:


/s/ Paul D. Starrett
--------------------------------------   ---------------------------------------
Paul D. Starrett                         Paradise Island Road, Rindge, NH


/s/ Candice A. Starrett
--------------------------------------   ---------------------------------------
Candice A. Starrett                      Paradise Island Road, Rindge, NH


/s/ Patricia Gauthier
--------------------------------------   ---------------------------------------
Patricia Gauthier                        Route 12, Troy, NH


/s/ David M. Tower
--------------------------------------   ---------------------------------------
David M. Tower                           Wellington Road, Rindge, NH


                                      -2-